Exhibit 99.1

The Source	News Release
for Critical Information and Insight TM

FOR IMMEDIATE RELEASE

IHS News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Global Insight News Media Contact:
Jim Dorsey
+1 781 301 9069
jim.dorsey@globalinsight.com

IHS Closes Acquisition of Global Insight, Inc.

Combination significantly enhances value of IHS products and services by adding critical economic-focused offerings to IHS portfolio; new name is IHS Global Insight

ENGLEWOOD, Colo. (October 13, 2008) — IHS Inc. (NYSE:IHS), a leading global source of critical information and insight, today announced it has completed the closing of its acquisition of Global Insight, Inc., the recognized leader in providing the most comprehensive global economic information, analysis and consulting services to corporations, financial institutions and governments around the world. The acquisition closed for $118 million in cash and approximately 1.3 million shares of IHS common stock, which are valued at $47 million based on the closing price of IHS on Oct. 10, 2008.  Terms of the transaction include a lock-up agreement restricting the salability of IHS shares with 10 percent of the shares restricted for one year, 50 percent for two years and 40 percent for three years.

Global Insight has estimated 2008 revenues of approximately $120 million and is currently operating with high single-digit adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) margins.

“The acquisition of Global Insight puts IHS at the very center of today’s most important business decisions and significantly enhances the value of our products and services by adding critical economic-focused offerings to the full range of information and insight IHS already offers,” said

Jerre Stead, IHS chairman and chief executive officer.  “The combination creates an unparalleled capability offered by no other company in supporting strategic business, investment and policy decisions on a global basis. This is especially important in today’s challenging economic times when comprehensive economic forecasting and market outlook is more critical than ever for businesses worldwide.”

Global Insight founded the modern economic forecasting industry more than 40 years ago and today the company is recognized as the most consistently accurate economic forecasting company in the world. Global Insight provides the most comprehensive economic, financial and political coverage of countries, regions and industries available, covering more than 200 countries and regions in the world and spanning approximately 170 industries, to more than 3,800 client organizations in business, finance and government.

Global Insight’s unique combination of expertise, models, data and software, provided within a common analytical framework, supports clients in developing strategies, controlling risks and making key decisions. The company provides analyses and forecasts that take into account political, economic, legal, tax, operational and security factors to advice on issues that affect competitive positions, investment strategies and policy positions.

“Combining the resources of IHS with Global Insight’s depth of information and insight allows IHS to offer clients an unparalleled level of global, regional, country and industry expertise for planning and decision making in every sector,” said Dr. Joseph E. Kasputys, former Global Insight chairman, president and CEO, and now Global Insight Chairman Emeritus.  “Bringing Global Insight together with IHS and its leading position in the domains of energy, environment, security and product lifecycle will allow us to serve virtually every corporation, financial institution and government around the world with information, analyses and forecasts that are vital to their success.”

Stead added, “IHS will now build an integrated research and operations capability leveraging the resources of Global Insight and the other highly respected IHS Insight brands and resources, which include Cambridge Energy Research Associates (CERA), Jane’s Information Group and IHS Herold. The integration of IHS insight units with Global Insight will be a catalyst to significant new value generation for customers due to the opportunity to create new products and market platforms, driving further profitable organic and acquisitive growth.”

With the closing, Global Insight’s name has changed to IHS Global Insight.  Scott Key, IHS senior vice president and former president and COO of Jane’s Information Group, is relocating to the Boston area to become president and COO of IHS Global Insight.  Key and his team will work to align IHS Global Insight with the other IHS Insight businesses. Besides continuing as Chairman Emeritus of IHS Global Insight, Dr. Kasputys joins IHS as chairman of the company’s newly formed IHS Insight Advisory Board.

IHS Global Insight has approximately 700 employees and 25 offices in 14 countries covering North and South America, Europe, Africa, the Middle East and Asia. The organization has more than 350 analysts, researchers and economists hailing from 16 countries and speaking 23 different languages.

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NOTE:  IHS will host a multimedia webcast to discuss the closing of its acquisition of Global Insight on Tuesday, October 14, 2008. Investors may listen to IHS Chairman and Chief Executive Officer Jerre Stead and other members of the IHS senior management team review details of the Global Insight acquisition and integration October 14 at 9:00 a.m. Eastern time. To view the multimedia event, visit the IHS website at http://www.ihs.com/Investor-Relations/ir-calendar.htm and log on at least 15 minutes prior to the start of the call.

About IHS (www.ihs.com)

IHS (NYSE: IHS) is a leading global source of critical information and insight, dedicated to providing the most complete and trusted data and expertise. IHS product and service solutions span four areas of information that encompass the most important concerns facing global business today: Energy, Product Lifecycle, Security and Environment. By focusing on customers first, IHS enables innovative and successful decision-making for customers ranging from governments and multinational companies to smaller companies and technical professionals in more than 180 countries. IHS has been in business since 1959 and employs approximately 3,500 people in 20 countries.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners.  Copyright © 2008 IHS Inc.  All rights reserved.

IHS FORWARD-LOOKING STATEMENTS: This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products, and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.